UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 25, 2008

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place NE, Atlanta, Georgia 30309
(Address and zip code of principal executive offices)

404-584-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 29, 2008, Sandra N. Bane of Pasadena, California, was appointed to the AGL Resources Inc. (the “Company”) board of directors (the “Board of Directors”), effective February 29, 2008.  Her current term will expire at the Company’s 2008 annual meeting of shareholders where she will stand for re-election by the shareholders.

Ms. Bane, 55, retired as a partner from KPMG LLP in 1998 after twenty-three years of service with the firm.  While at KPMG LLP, Ms. Bane headed the Western region’s Merchandising practice for the firm, helped establish the Employee Benefits audit specialist program and was partner in charge of the Western region’s Human Resource department for two years. Ms. Bane is also a member of the board of directors of Big 5 Sporting Goods Corporation and Transamerica Premier Investment Funds, a mutual fund company for which she serves a total of eleven funds.

Ms. Bane serves as a member of the board for several nonprofit institutions in her community and is a member of the AICPA and the California Society of Certified Public Accountants.

Ms. Bane has been assigned to serve on the Audit and Compensation and Management Development committees of the Board of Directors.

As with each of the Company’s other non-employee directors, upon Ms. Bane’s election to the Board, Ms. Bane received an initial stock award of 1,000 shares; an annual retainer of $17,500, which represents a pro-rated retainer; and will receive $2,000 for attendance in person or by telephone at each meeting of the Board and any committee of the Board of which she is a member.

On February 25, 2008, Michael J. Durham resigned as a member of the Board of Directors effective April 30, 2008.  Mr. Durham’s letter of resignation did not state that he was resigning as a result of a disagreement with the Company on any matter relating to its operations, policies, or practices.  Pursuant to the Company’s bylaws, the Board of Directors intends, at its April 30th meeting, to decrease its size (which was increased effective February 29, 2008 to include Ms. Bane) and not fill the vacancy created by Mr. Durham’s resignation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: February 29, 2008	/s/ Paul R. Shlanta
Paul R. Shlanta Executive Vice President and General Counsel and Chief Ethics and Compliance Officer